Exhibit 14
FIRST MERCURY FINANCIAL CORPORATION
Code of Business Conduct and Ethics
     This Code of Business Conduct and Ethics (“Code”) of First Mercury Financial Corporation and its subsidiaries (the “Company”) provides ethical and legal framework for business practices and conduct to which all Company employees, officers and directors (“you”) must adhere. Because this Code cannot address every issue that may arise, we expect that you will use your common sense, act prudently and with clarity of intention, and seek to avoid even the appearance of improper behavior in your daily interactions with the Company, your colleagues and the Company’s customers, other business associates and governmental and regulatory authorities.
     The Company will not tolerate or permit retaliation of any kind for good faith reports of ethical violations. Any waiver of the requirements and prohibitions contained in this Code only may be made in accordance with the procedures set forth herein.
1.	Compliance with Laws, Rules and Regulations
     Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. You must respect and obey the laws, rules and regulations of the localities, states and countries in which we operate, and if a legal requirement ever conflicts with a policy in this Code, you must comply with the legal requirement. While some of the laws, rules and regulations generally applicable to the Company with which you should become familiar are set forth below, please understand that the list is neither exhaustive nor exclusive.
     Insider Trading Prohibitions of the U.S. Securities Laws
     Before engaging in any transaction in Company securities, you must follow this policy.
     Both the federal securities laws and Company policy prohibit transactions in Company stock or other securities such as options at a time when you may be in possession of material information about the Company which has not been publicly disclosed. This also applies to members of your household as well as all others whose transactions may be attributable to you.
     Material information, in short, is any information which could affect the stock price. Either positive or negative information may be material. Once a public announcement has been made, you should wait until the third succeeding business day before engaging in any transactions (e.g., announcement on Monday, trade on Thursday; announcement on Friday, trade on Wednesday).
     For further information and guidance, please consult with the Company’s Chief Financial Officer.
     If you have questions about insider information, the Chief Financial Officer will answer them.
     Employees, officers and directors are reminded that they are subject to the Company’s Policy Regarding Insider Trading and Dissemination of Inside Information, which provides more specific restrictions and guidance with respect to trading in securities of the Company.
     Disclosure Requirements of the U.S. Securities Laws
     As a public company, it is of critical importance that the reports the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) be accurate and complete. The

Company’s senior financial officers and Chief Executive Officer are responsible for ensuring that information disclosed to the public is full, fair, accurate, timely and understandable. They are ultimately charged with establishing and managing the Company’s transaction and reporting systems and procedures to ensure that:
•	business transactions are properly authorized and completely and accurately recorded on the Company’s books and records in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and the Company’s established financial policy and system of internal controls;

•	the retention or proper disposal of the Company’s records are in accordance with established financial policies and applicable legal and regulatory requirements; and

•	periodic financial communications and reports are delivered in a timely manner that facilitates clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.
     To assist the Company’s senior financial officers and its Chief Executive Officer in complying with the guidelines above, no person must ever misrepresent facts or falsify records. For example, any use of business expense accounts must be documented and recorded promptly and accurately. If you are unsure whether a certain expense is legitimate, ask the Compliance Officer.
     Insurance and Regulatory Laws
     The Company is subject to the insurance laws of the states and countries in which it operates. In addition, the Company is subject to other regulatory laws affecting insurance companies, such as laws designed to ensure the privacy of information concerning certain of the Company’s customers and to prevent money laundering. The Company expects you to be familiar with those insurance and regulatory laws that affect your work and duties and to seek guidance from the Compliance Officer if you have any questions regarding the applicability or implications of any these laws.
     Payments to Government Personnel
     The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates to obtain or retain business. Illegal payments to government officials of any country are strictly prohibited. In addition, the U.S. government has a number of laws and regulations regarding business gratuities that U.S. government personnel may accept. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy, but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.
     Discrimination and Harassment
     We respect cultural diversity and will not tolerate any illegal discrimination or harassment of any kind, including, without limitation, that involving race, color, religion, gender, age, national origin, disability or veteran, or marital status. In addition, employees are reminded of their obligations under the Employee Handbook.

     Health and Safety
     The Company strives to provide a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices. Violence and threatening behavior are not permitted. Employees should report to work in a condition to perform their duties, free from the influence of alcohol or illegal drugs. In addition, employees are reminded of their obligations under the Employee Handbook.
2.	Conflicts of Interest
     A “conflict of interest” exists when a person’s private interest interferes, or even appears to interfere, in any way with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.
     No officer or employee is allowed to work as a consultant or otherwise for any of the Company’s competitors, customers or other business associates without the prior approval of the Board of Directors. In addition, no employee or officer of the Company may directly or indirectly have a financial interest of more than five percent (5%) in any company that is a current or prospective competitor, or significant customer or business associate, of the Company without the prior approval of the Board of Directors. A conflict of interest occurs when any employee, officer or director uses his or her position with the Company, or uses any confidential information learned in connection with that position, to obtain a direct or indirect personal financial gain. In general, the best policy is to avoid any direct or indirect business connection with the Company’s competitors, customers or business associates, except on our behalf. Notwithstanding the foregoing, no conflict of interest shall be deemed to exist solely because of any relationship that has been disclosed in the Company’s public filings with the SEC.
     Conflicts of interest are prohibited as a matter of Company policy, except when approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Compliance Officer or the Chairperson of the Nominating and Corporate Governance Committee of the Board of Directors. If you become aware of a conflict or potential conflict, you should bring it to the attention of the Compliance Officer or the Chairperson of the Nominating and Corporate Governance Committee.
     No director or executive officer may obtain any loan from, or have any of his or her obligations guaranteed by, the Company.
     This policy is in addition to, and does not replace, any conflict of interest policy and procedures adopted by any regulated insurance subsidiary of the Company in compliance with applicable law.
3.	Corporate Opportunities
     Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. In that respect, you are prohibited from taking for yourself personally opportunities that are discovered through the use of corporate property, information or your position with the Company, unless the Board of Directors knowingly elects not to avail itself of the opportunity and approves your participation in that opportunity. You may not use corporate property, information or your position for improper personal gain, and employees and officers may not compete with the Company directly or indirectly without the consent of the Board of Directors.

4.	Protection and Proper Use of the Company’s Assets
     You should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Any suspected incident of fraud or theft should be immediately reported to the Compliance Officer or to the Chairperson of the Nominating and Corporate Governance Committee of the Board of Directors for investigation. Company equipment, property and supplies should not be used for non-Company business, though incidental personal use may be permitted.
     Your obligation to protect the Company’s assets includes protecting and maintaining its confidential and proprietary information. Confidential and proprietary information includes all non-public information that might be of use to competitors or harmful to us or our customers if disclosed. Proprietary information includes, but is not limited to, intellectual property such as business, marketing, legal, accounting and actuarial methods, policies, plans, procedures, strategies and techniques; information concerning earnings; research-and-development projects, plans and results; trade secrets and technical information; policyholders lists; pricing, credit and financial information; payroll data and personnel information; and any other data or information that is not known generally by and/or readily accessible to the public. Unauthorized use or distribution of confidential and proprietary information would violate Company policy and could also be illegal and result in civil or even criminal penalties. You must maintain and protect the confidentiality of any confidential information the Company and its customers and other business associates entrust to you, except when the Compliance Officer authorizes disclosure or when disclosure is required by law. In addition, you are reminded of the privacy requirements contained in the Gramm-Leach-Bliley Act. The obligation to preserve any confidential information continues even after your employment ends.
5.	Competition and Fair Dealing; Gifts
     We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited.
     You should endeavor to respect the rights of, and deal fairly with, the Company’s competitors, customers, other business associates and their employees. No person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.
     The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. You and your family members should never offer, give, provide or accept any gift or other business courtesy unless it: (1) is not a cash gift; (2) is consistent with customary business practices; (3) is not excessive in value; (4) cannot be construed as a bribe or payoff; and (5) does not violate any laws or regulations. Please discuss with the Compliance Officer any gifts or proposed gifts that you are not certain are appropriate.
6.	Violations of this Code of Business Conduct and Ethics
     Employees are encouraged to talk to the Compliance Officer or any member of the Nominating and Corporate Governance Committee of the Board of Directors about observed illegal or unethical behavior, violations of this Code or whenever in doubt about the best course of action in a particular situation. Officers and directors must talk to any member of the Nominating and Corporate Governance

Committee about any such concerns of their own. Everyone is expected to cooperate in internal investigations of misconduct. The Company will not retaliate against you for good faith reports of misconduct or of violations of this Code.
     The Nominating and Corporate Governance Committee is ultimately responsible for enforcing this Code as to executive officers and directors, and the Compliance Officer is ultimately responsible for enforcing this Code as to all other officers and employees. Violations of this Code may result in disciplinary measures, including counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and restitution.
7.	Waivers of the Code of Business Conduct and Ethics; Approvals and Consents
     Any waiver of this Code for executive officers and directors must be granted by the Board of Directors or a committee thereof and will be promptly disclosed as required by law or applicable listing requirements. Any waiver of this Code for any other employees must be granted by the Compliance Officer.
     Any other approval or consent required under this Code must be obtained in writing, signed by the person granting such approval or consent.
*   *   *
This Code will be made available on
the Company’s website and, upon request, in print.